UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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WYETH

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Forward Looking Statements

This web site includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Pfizer and Wyeth, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Pfizer’s and Wyeth’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Pfizer and Wyeth will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the failure of Wyeth stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Pfizer’s and Wyeth’s ability to accurately predict future market conditions; dependence on the effectiveness of Pfizer’s and Wyeth’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Pfizer’s 2007 Annual Report on Form 10-K, Wyeth’s 2007 Annual Report on Form 10-K and each company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (http://www.sec.gov).

Additional Information

In connection with the proposed merger, Pfizer will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Wyeth that also constitutes a prospectus of Pfizer. Wyeth will mail the proxy statement/prospectus to its stockholders. Pfizer and Wyeth urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Pfizer’s website (www.pfizer.com) under the tab “Investors” and then under the tab “SEC Filings”. You may also obtain these documents, free of charge, from Wyeth’s website (www.wyeth.com) under the heading “Investor Relations” and then under the tab “Financial Reports/SEC Filings”.

Pfizer, Wyeth and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Pfizer stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Wyeth stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Wyeth’s executive officers and directors in its definitive proxy statement filed with the SEC on March 14, 2008. You can find information about Wyeth’s executive officers and directors in its definitive proxy statement filed with the SEC on March 14, 2008. You can obtain free copies of these documents from Pfizer and Wyeth using the contact information above.

Jeff Kindler, Chairman & CEO Pfizer

Bernard Poussot, Chairman, President & CEO, Wyeth

Pfizer To Acquire Wyeth

Strategic rationale

Q:	Well, today Pfizer announced that the company is acquiring Wyeth. What’s the rationale behind that decision?

Jeff Kindler (JK): The combination of Wyeth and Pfizer is going to create the world’s premier global pharmaceutical business. It’s a very exciting opportunity to combine the terrific assets and people of both companies. We’ll have a company that’s diverse and flexible and has the scale to compete in this very dynamic and changing healthcare environment. We’ll be able to be a leader in primary care and specialty care, in human health, animal health and consumer health, in vaccines and biologics and small molecules, in the developed world and the emerging world. And we’ll be able to create more value for our patients and our shareholders and other customers.

Q:	Why are you supporting the transaction?

Bernard Poussot (BP): We believe that we can do much more and much faster in this combination. And the reason we’ve got an attractive offer from Pfizer is that Wyeth became more and more attractive to Pfizer over the years. And the reasons are that we’ve built one of the premier capacities in biotechnology. We embraced this technology in the early ’90s and became the third-largest biotech company today in the world.

We’ve also produced one of the most successful vaccines in the history of mankind, the first pneumococcal vaccines for children. We’ve also built a OTC Division, which I think is very important for Pfizer. And lastly, even in our Animal Health Division, we’ve been very conscious of very significant diseases. It’s now a big concern to populations, like avian flu. We were first to bring in a vaccine against avian flu.

So in combining all these businesses I think we’ve built the most diversified biopharmaceutical company, and that’s what made Wyeth very attractive to Pfizer. So this combination will help us just to accelerate the strategic realisation of what I just presented.

Q:	You have said in the past – and I’m quoting now, that “the large deals run the risk of disruption and integration challenges.” Why is this going to be different?

JK:	Well, it’s certainly true that you have to do a lot of hard work to make sure an integration of two great companies like these works well. But this is a very different kind of transaction than some of the large pharma mergers of the past. As Bernard said, Bernard and his team have built a tremendous, diversified company, way ahead of people on biologics and on vaccines. I believe, if I’m not mistaken, the vaccine saves more than one baby a day, every day in the year. It’s just a terrific business.

And what we’re going to do here is very different than what’s happened in the past. We’re going to have separate business units in primary care, in specialty care, animal health, consumer, nutritional. And each of these businesses will operate with a high degree of independence while still benefiting from the scale of the larger organisation.

And Bernard and I have talked from the very beginning about how important it is to preserve the innovation represented by our research labs. That’s what is the future of any biopharmaceutical company. So we’re going to be very careful how we go about this, and we’re going to do it as quickly as we can, but thoroughly and fairly. We want to get the best possible people to be supporting and leading our various businesses and activities. And I think we’re going to really do a great job on this because our cultures and our organisations are very compatible.

Q:	Why not remain an independent company?

BP:	I think what this combination is going to bring, the financial power and the abilities to really put all our resources behind those innovations. It’s a tough time for this industry. The diseases to fight are still many. We have, for example, put in motion more than 10 projects in alzheimers. That’s one of the biggest issues of our times. This requires a phenomenal amount of resources, not only the key talents we’ve been able to assemble but also the financial resources and the time to get to the finish line.

So I think it’s good news, that these two organisations are going to coalesce to make this fight a victory as soon as possible.

Q:	How is this going to affect the loss of exclusivity of Lipitor?

JK:

Well, we are going to lose exclusivity on Lipitor. That’s a fact. But what this transaction – among many other benefits – does is it enables us to really definitively address the significant revenue loss represented by the loss of exclusivity of Lipitor at the end of 2011. And that will really put us in position to go through that period of time and grow very profitably going forward in the future. And it really addresses that in a very meaningful way.

Employees and customers

Q:	How about the employees? How is this combination going to affect the employees?

JK:	Well, both companies have terrific people. They’re just great people. And every company is a function of the quality of the people and the quality of the individuals. Bernard and his team have assembled terrific leaders from around the world. I believe we’ve done the same at Pfizer. And obviously there are going to be tremendous opportunities for a lot of people in both companies, as we build and grow our business. At the same time, it’s a fact that in a merger like this, we’re going to have to make some difficult decisions and some hard choices about eliminating positions. That’s the nature of these kinds of things because we have to be efficient but what we both are deeply committed to is fairness and respect for people, doing the right things and making sure that the best possible people get the best possible opportunities.

Q:	What impact will this transaction have on patients, physicians and other customers?

JK:	Well, one thing that Bernard and I and our companies have fundamentally in common is we’re all about the patients. Our whole enterprise is about serving patients and meeting unmet medical needs. That’s why people come to work at great companies like Wyeth and Pfizer. That’s our core mission.

And we believe that this transaction is going to enable us to better serve patients and other customers and stakeholders around the world – meet their needs more quickly, more effectively. Bernard just referenced one way in which we hope to be able to do that. You know drug discovery and development is a very, very expensive and very risky enterprise, and the ability to bring to bear significant resources and scale to find new cures and treatments for people is a very important thing. And we believe that the combination is really going to enable us to address unmet medical needs around the world, much more effectively and much more quickly.

Q:	Let me ask you for your take on that question. How do you think that this combination is going to affect patients and physicians and customers?

BP:	In short, I think the world needs this combination to be successful, because we have the big appetite for changing the lives and lifestyle of people around the world. I mean, that’s our mission. And the public sometimes doesn’t realise that this is really the intensity of being in this industry. It’s not the ideas that are lacking; it’s more the steady focus and resources needed to get to the finish line.

I think in combining two companies that are very complementary, which have looked at very different aspects of life, and putting them together with the financial resources we can mobilise together, can be very good news for patients around the world.

Global opportunities

Q:	You’ve both mentioned that this combination – and you’ve used the word “transform” – transform to help our industry. Can you conclude by explaining how this combined company is going to compare to other healthcare companies?

BP:	We’ll be obviously number one worldwide. More remarkably, even, we’ll be number one in every continent around the world, which is important because there are some fast-growing regions of the world where scale will be important, more and more. I think, not only that, we’ll be able to mobilise resources in research, which as we just said is the engine for growth like never, ever before.

And money is not everything. You need the talent of people and I think we’ll be also able to not only retain but also continue to attract the best minds, the best scientific minds around the world, the best technology and the best technicians and engineers to make those products available to a large number of patients and families.

JK:	I would just add – I agree with everything Bernard said – I would just add to that, that the global healthcare environment is filled with enormous challenges. It’s become much more difficult in a lot of ways. But at the same time, it’s filled with tremendous opportunities and scientific innovation, unmet medical needs are very, very important.

And this combination will create a unique, premier, global pharmaceutical – biopharmaceutical company. The diversity of therapeutic areas that we’ll be able to address, both in primary care and in specialty care, human health, animal health, consumer health, vaccines, biologics, small molecules, developing countries, developed countries. It will be a unique combination that will enable us – both of our companies and our people – to really advance their mission of using scientific innovation to help improve world health.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Wyeth concerning the proposed merger of Wyeth with Pfizer (the “merger”) and other future events and their potential effects on Wyeth. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.